DRINKER BIDDLE & REATH LLP

One Logan Square

Suite 2000

Philadelphia, PA 19103-6996

215-988-2700

Fax: 215-988-2757

www.dbr.com

April 12, 2019

The RBB Fund, Inc.

c/o US Bancorp Fund Services

615 E. Michigan Street

Milwaukee, WI 53202

Dear Sir or Madam:

We have acted as counsel for The RBB Fund, Inc. (the “Company”), a Maryland corporation, in connection with the proposed acquisition by the Company’s MFAM Global Opportunities Fund (the “Global Opportunities Fund”) of all of the assets and liabilities of the MFAM Emerging Markets Fund, a separate series of the Company (the “Emerging Markets Fund”) in exchange for Investor shares of the Global Opportunities Fund. The aforementioned proposed acquisition is referred to herein as the “Reorganization.”

This opinion relates to the Investor shares of common stock of the Company (the “Shares”) (par value $0.001 per Share) to be issued in the Reorganization, and is furnished in connection with the Company’s Registration Statement on Form N-14 under the Securities Act of 1933, as amended (the “Registration Statement”).

In rendering the opinion hereinafter set forth, we have considered such legal and factual matters as we have deemed necessary and have assumed that: (i) all documents submitted to us as originals are authentic, the signatures thereon are genuine and the persons signing the same were of legal capacity; (ii) all documents submitted to us as certified or photostatic copies conform to the original documents and that such originals are authentic; and (iii) all certificates of public officials upon which we have relied have been duly and properly given and that any public records reviewed by us are complete and accurate.

This opinion is based exclusively on the laws of the Commonwealth of Pennsylvania and the federal law of the United States of America. To the extent that this opinion relates to matters governed by the laws of the state of Maryland, we have assumed, with your permission, that such laws are the same as the laws of the Commonwealth of Pennsylvania in all relevant respects.

On the basis of and subject to the foregoing and such other considerations as we deem relevant, we are of the opinion that the Shares have been duly authorized for issuance by the Company and upon the execution of the Plan of Reorganization, a copy of which is set forth in the Combined Prospectus/Information Statement, constituting a part of the Registration Statement and the prior satisfaction of the conditions contained therein, the Shares, when issued pursuant to the Plan of Reorganization and in the manner referred to in the Registration Statement, will be validly issued, fully paid and non-assessable by the Company.

This opinion is rendered solely for the use of the Company in connection with the filing of the Registration Statement and may not be referred to or used for any other purpose or relied on by any other persons without our prior written approval. This opinion is limited to the matters set forth in this letter and no other opinions should be inferred beyond the matters expressly stated.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This does not constitute a consent under section 7 of the Securities Act of 1933, and in so consenting we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under section 7 or under the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,

/s/ DRINKER BIDDLE & REATH LLP
DRINKER BIDDLE & REATH LLP